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                                                                    Exhibit 99.1
                                                        MIKOHN [LOGO]

NEWS FROM:                                         CONTACT: Sharon Walters
                                                       Mikohn Gaming Corporation
                                                             702-896-3890

MIKOHN GAMING CORPORATION (NASDAQ: MIKN)

  Mikohn Gaming Authorizes Share Repurchase

         LAS VEGAS, NV, AUGUST 13, 2002 - Mikohn Gaming Corporation (NASDAQ-MIKN) today announced that its Board of Directors has authorized the purchase of up to $2 million of the company's common stock.

         The purchases will be made from time to time in the open market. The timing and actual number of shares to be purchased will depend on market conditions. Mikohn Gaming has approximately 13 million shares outstanding.

         Mikohn is a diversified supplier to the casino gaming industry worldwide, specializing in the development of innovative products with recurring revenue potential. Mikohn develops, manufactures and markets an expanding array of slot games, table games and advanced player tracking and accounting systems for slot machines and table games. The company is also a leader in exciting visual displays and progressive jackpot technology for casinos worldwide. There is a Mikohn product in virtually every casino in the world. For further information, visit the company's website: www.mikohn.com.

                                      # # #

Safe Harbor Statements under The Private Securities Litigation Reform Act of 1995: Except for historical information, statements in this release regarding the business outlook for Mikohn Gaming Corporation (the Company) are forward looking and are subject to certain risks and uncertainties including the overall industry environment, customer acceptance of the Company's new products, delay in the introduction of new products, the further approvals of regulatory authorities, adverse court rulings, production and/or quality control problems, the denial, suspension or revocation of privileged operating licenses by governmental authorities, competitive pressures and general economic conditions as well as the Company's, debt service obligations and other factors indicated from time to time in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.